RENO AIR EXPECTS FOURTH QUARTER AND ANNUAL LOSS


RENO, Nev., Feb. 3, 1998 - Reno Air, Inc. [(NASDAQ:RENO), (PCX:RNO)] today confirmed it will incur a substantial loss for the full year 1997, and its loss for the fourth quarter of 1997 will significantly exceed the $6.3 million loss realized in the fourth quarter of 1996. The actual financial results are scheduled to be available February 18.

"As mentioned in our earlier press releases, the cutover to a new SABRE reservations system significantly impacted our revenues as well as our costs in the fourth quarter of 1997," said Reno Air President and CEO Robert W. Reding. "Due to the disruption caused by the transition, we were not able to handle the large volume of incoming reservations calls. This was compounded by substantial increases in engine maintenance expenses due to an unusually high rate of unscheduled engine removals during 1997, accompanied by general increases in overhaul rates and a rise in our personnel costs."

"On the positive side, the switch to SABRE is an investment in our future, and with the conversion behind us, we can realize the long-term system benefits. Also, our cash position remains strong."

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the company's actual results or outcomes to be materially different from those anticipated or discussed herein. Further, the company operates in an industry sector in which securities values may be volatile and may be influenced by regulatory or other factors beyond the company's control. In assessing forward-looking statements contained herein, readers are urged to read carefully all cautionary statements contained in the company's public filings with the Securities and Exchange Commission.
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Reno Air Corporate Communications and Investor Relations: (702) 954-5000
website: www.renoair.com.